As filed with the Securities and Exchange Commission on May 30, 2018

Registration No. 333-172984

Registration No. 333-212386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-172984)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-212386)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLANTIC COAST FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	65-1310069
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4655 Salisbury Road

Suite 110

Jacksonville, Florida 32256

(800) 342-2824

(Address of Principal Executive Offices)

Atlantic Coast Financial Corporation 2005 Stock Option Plan

Atlantic Coast Financial Corporation 2005 Recognition and Retention Plan

Atlantic Coast Financial Corporation Employee Stock Purchase Plan

Atlantic Coast Financial Corporation Director Stock Purchase Plan

Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan and Trust

Atlantic Coast Financial Corporation 2016 Omnibus Incentive Plan

(Full Titles of the Plans)

Edwin W. Hortman, Jr.
Executive Chairman, President and Chief Executive Officer

Ameris Bancorp

310 First Street SE

Moultrie, Georgia 31768

(Name and Address of Agent For Service)

(229) 890-1111

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Lori A. Gelchion, Esq.

Rogers & Hardin LLP

229 Peachtree St. N.E.

Atlanta, Georgia 30303

(404) 522-4700

(404) 525-2224 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/ DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8, as amended (collectively, the “Prior Registration Statements”), filed by Atlantic Coast Financial Corporation (“Atlantic”) with the Securities and Exchange Commission (the “SEC”), and is being filed for the sole purpose of removing from registration any unsold shares of Atlantic’s common stock, par value $.01 per share (the “Shares”), and participation interests previously registered under any of the Prior Registration Statements:

1.	Registration Statement No. 333-172984, filed with the SEC on March 22, 2011, registering: 116,034 Shares issuable upon exercise of options granted under the Atlantic Coast Financial Corporation 2005 Stock Option Plan (the “2005 Stock Option Plan”), 20,422 Shares issuable upon exercise of options available for grant under the 2005 Stock Option Plan, 8,975 Shares subject to vesting or issuable under the Atlantic Coast Financial Corporation 2005 Recognition and Retention Plan, 117,600 Shares issuable under the Atlantic Coast Financial Corporation Employee Stock Purchase Plan, 117,600 Shares issuable under the Atlantic Coast Financial Corporation Director Stock Purchase Plan, and an indeterminate amount of participation interests issuable under the Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”); and

2.	Registration Statement No. 333-212386, filed with the SEC on July 1, 2016, and amended by Post-Effective Amendment No. 1 thereto filed with the SEC on July 6, 2016, registering 500,000 Shares issuable under the Atlantic Coast Financial Corporation 2016 Omnibus Incentive Plan.

On May 25, 2018, pursuant to an Agreement and Plan of Merger, dated as of November 16, 2017, between Ameris Bancorp (“Ameris”) and Atlantic (the “Merger Agreement”), Atlantic merged with and into Ameris, with Ameris being the surviving company (the “Merger”). Immediately following the Merger, Atlantic Coast Bank, a Florida banking corporation that was wholly owned by Atlantic before the Merger and the Plan administrator, was merged with and into Ameris Bank, a Georgia banking corporation and wholly owned subsidiary of Ameris.

In connection with the Merger, Atlantic has terminated all offerings of its securities under the Prior Registration Statements. In accordance with the undertakings made by Atlantic in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, this Post-Effective Amendment hereby removes from registration all of such securities registered under the Prior Registration Statements but not sold under the Prior Registration Statements. Atlantic is filing this Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to Atlantic’s Current Report Form 8-K filed with the SEC on November 17, 2017.

2

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on May 30, 2018.

ATLANTIC COAST FINANCIAL CORPORATION
By:	AMERIS BANCORP, as successor by merger to Atlantic Coast Financial Corporation

By:	/s/ Nicole S. Stokes
Nicole S. Stokes
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on May 30, 2018.

ATLANTIC COAST BANK EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST
By:	ATLANTIC COAST BANK, as Plan administrator
By:	AMERIS BANK, as successor by merger to Atlantic Coast Bank

By:	/s/ Nicole S. Stokes
Nicole S. Stokes
Chief Financial Officer